AgroFresh Solutions Reports Results for Fourth Quarter and Full Year 2016

•	Full year 2016 Revenue of $160 million, net loss of $111.8 million and Adjusted EBITDA[1] of $77.5 million in line with guidance provided last quarter

•	Cash generated by operations for full year 2016 of $30 million

•	Ends year with cash of $77 million, up $20 million from year end 2015

•	Fourth quarter 2016 revenue up marginally from 2015 at $52 million

•
New leadership and new organizational structure position AgroFresh to capitalize on growth opportunities across entire food supply chain through innovative new food preservation and waste reduction strategies

PHILADELPHIA, March 9, 2017 -- AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (NASDAQ: AGFS), a global leader in produce freshness solutions, announced financial results for the fourth quarter and full year ended December 31, 2016. AgroFresh is in the business of preserving and enhancing the quality and freshness of food, reducing food waste and improving productivity.

Jordi Ferre, Chief Executive Officer, commented, "Our SmartFresh™ Quality System is a strong franchise and remains the market’s overwhelmingly preferred solution to provide ‘peace of mind’ to apple and other fruit growers who need a partner they can trust with their storage decisions. We’ve earned this reputation over the past 15 years by always delivering to our 3,000 customers around the world.

In 2016, we were able to respond to competition and stabilize our North American business while holding market share. We achieved sales growth in new geographies, one of our strategic initiatives. We also maintained 81 percent operational gross margins, and continued to generate very strong cash flow, adding $20 million to our cash position over the past twelve months.”
______________________________________
(1) Adjusted EBITDA and EBITDA are non-GAAP financial measures. Please see the information under "Non-GAAP Financial Measures" below for a description of Adjusted EBITDA, and the tables at the end of this press release for a reconciliation of non-GAAP financial measures to GAAP results.

Financial Highlights for the Year

Net sales for the full year 2016 were $160 million, down 2.5 percent from $164 million in the prior year. Full year 2016 revenues reflect a 54 percent growth in Harvista™ sales offset primarily by a slight decrease in SmartFresh sales due mainly to increased competition in North America.

Cost of sales for the full year 2016 was $60.3 million, compared to $102.4 million for the full year 2015. Included in these costs were $30.4 million in 2016 and $73.1 million in 2015 of amortization of inventory step up. If the amortization of inventory step-up is excluded, gross profit margin was 81 percent in 2016, down slightly from 82 percent in 2015.

Research and development expenses for the full year 2016 were $14.8 million, down from $16.9 million in 2015 driven by the discontinuation of certain projects following the Company’s separation from The Dow Chemical Company (“Dow”) on July 31, 2015.

Selling, general and administrative expenses for the full year 2016 were $61.8 million versus $48.1 million for the prior year. The increase is primarily attributable to a full year of public company expenses in 2016 versus only 5 months of public company expenses in 2015. There were also additional severance and litigation costs in 2016.

Net loss for the full year 2016 was $111.8 million compared with a net loss of $28.5 million for the full year 2015. The increase in net loss is attributable to impairments and other non-cash charges, higher interest expense and SG&A associated with having debt and being a public company for the full year in 2016, partially offset by lower inventory step-up amortization and higher gains on contingent consideration.

EBITDA was $31.1 million for the full year 2016, down significantly versus $96.2 million of EBITDA in 2015 driven by impairments and other non-cash charges along with higher SG&A, partially offset by higher gains on contingent consideration.

Financial Highlights for the Fourth Quarter

Net sales for the fourth quarter of 2016 were $52 million, compared to $51 million in the fourth quarter of 2015. Cost of sales for the fourth quarter of 2016 was $11.8 million versus $46.0 million in the fourth quarter of 2015. Cost of sales in the prior year period included $34.4 million of amortization of inventory step up. If the amortization of inventory step-up is excluded, gross profit margin was 77 percent in the fourth quarter of 2016 versus 77 percent in the fourth quarter of 2015.

Research and development expenses for the fourth quarter of 2016 were $3.5 million versus $3.3 million in the fourth quarter of 2015.

Selling, general and administrative expenses for the fourth quarter of 2016 were $12.4 million, down significantly from $18.6 million in the same period in the prior year primarily due to a substantial reduction in administrative costs as part of the Company’s efficiency and productivity initiatives.

Net loss for the fourth quarter of 2016 was $68.9 million compared to net loss of $0.4 million in the same quarter of 2015. The higher net loss is attributable to impairments and other non-cash charges, partially offset by lower inventory step-up amortization, higher gains on contingent consideration, and lower SG&A costs.

EBITDA was $(4.3) million for the fourth quarter of 2016 versus $44.6 million in the same quarter of 2015. The period-over-period change in EBITDA is mainly attributable to impairments and other non-cash charges, partially offset by higher gains on contingent consideration and lower SG&A costs.

Balance Sheet and Cash Flow

The balance sheet as of December 31, 2016 reflects long-term debt of $393 million and short-term debt of $15.3 million associated with the financing of the transaction with Dow that resulted in AgroFresh becoming a stand-alone company on July 31, 2015 (the “Business Combination”) At December 31, 2016, the Company’s cash position was $77.3 million.

The Company generated $30.4 million of cash from operating activities in 2016, an increase of more than 100 percent from $13.2 million in 2015.

Conference Call
The Company will conduct a conference call to discuss its fourth quarter 2016 results at 8:30 a.m. Eastern Time on March 9, 2017. To access the call, please dial 877-883-0383 from the U.S. or 412-902-6506 from outside the U.S. The conference call I.D. number is 9621365. The call will also be available as a live webcast with an accompanying slide presentation, which can be accessed on the "Events & Presentation" tab of the Investor Relations section of the Company's website, www.agrofresh.com. All participants should call or access the website approximately 10 minutes before the conference call begins.
A telephonic replay of this conference call will also be available by dialing 877-344-7529 (US) and 412-317-0088 (International) from 11:30 am ET on March 9, 2017 until 11:59 pm ET on March 23, 2017. The conference call I.D. number is 10101832.

Basis for Presentation

As a result of the Business Combination, the Company was identified as the acquirer for accounting purposes, and the AgroFresh Business, which is the business conducted by Dow prior to the closing of the Business Combination, through a combination of wholly-owned subsidiaries and operations of Dow, including through AgroFresh Inc. in the United States, is the acquiree and accounting Predecessor for periods prior to July 31, 2015 (the "Closing Date"). Where we discuss results for the period ended December 31, 2015, we are referring to the combined results of the Predecessor for the seven month period from January 1, 2015 through the Closing Date and Successor for the period from August 1, 2015 through December 31, 2015. On the Closing Date, the Company, which was formerly named Boulevard Acquisition Corp., was re-named AgroFresh Solutions, Inc. and is the "Successor" for periods after the Closing Date, which includes consolidation of the AgroFresh Business subsequent to the Closing Date. The acquisition was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of net assets acquired. As a result of the application of the acquisition method of accounting as of the effective time of the Business Combination, the financial statements for the Predecessor period and for the Successor period are presented on different bases. The historical financial information of Boulevard Acquisition Corp. prior to the Business Combination has not been reflected in the Predecessor period financial statements as those amounts are not considered to be material.

Non-GAAP Financial Measures

This press release contains certain financial measures, in particular EBITDA and Adjusted EBITDA, which are not presented in accordance with GAAP. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company's management to evaluate the Company's performance. Management believes that these measures enhance a reader's understanding of the financial performance of the Company, are more indicative of operating performance of the Company, and facilitate a better comparison between fiscal periods, as the non-GAAP measures exclude items that are not considered core to the Company's operations.

In particular, EBITDA is a key measure used by the Company to evaluate its earnings performance. Previously, the Company used Adjusted EBITDA as its key earnings measure, consistent with the definition of Consolidated EBITDA in the Company's Credit Agreement. While the Company has provided Adjusted EBITDA numbers in this release covering the period through year-end 2016, beginning with financial periods in 2017 it plans to discontinue reporting Adjusted EBITDA results. The Company believes this change will improve the transparency of the business and increase the comparability of the Company's results.

The Company does not intend for any of the non-GAAP financial measures contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of the non-GAAP financial measures EBITDA and Adjusted EBITDA to the most comparable GAAP measure are provided in the table at the end of this press release.

About AgroFresh

AgroFresh Solutions, Inc. (NASDAQ: AGFS) is a global industry leader in providing innovative data-driven specialty solutions aimed at enabling growers and packers of fresh produce to preserve and enhance the freshness, quality and value of fresh produce and to maximize the percentage of produce supplied to the market relative to the amount of produce grown. Its flagship product is the SmartFresh™ Quality System, a freshness protection technology proven to maintain firmness, texture and appearance of fruits during storage and transport. SmartFresh is currently commercialized in over 40 countries worldwide. Additionally the company has a number of different solutions and application technologies that have either been launched (Harvista, RipeLock, Landspring) or will be launched in the future that will extend its footprint to other crops and steps of the global produce supply chain. For more information, please visit www.agrofresh.com.

Investor Contact
AgroFresh Solutions, Inc.
Katherine Harper, CFO
FAGFSIR@AgroFresh.com

Forward-Looking Statements

In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the ability of the business to grow and manage growth profitably; costs related to the Business Combination and/or related to operating AgroFresh as a stand-alone public company; changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.

AgroFresh Solutions, Inc.
CONSOLIDATED AND COMBINED BALANCE SHEETS
(In thousands, except share and per share data)

	Successor
	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$77,312	$57,765
Accounts receivable, net of allowance for doubtful accounts of $1,171 and $190, respectively	63,746	66,418
Inventories	15,467	44,176
Other current assets	14,047	12,297
Total current assets	170,572	180,656
Property and equipment, net	8,048	4,606
Goodwill	—	56,006
Intangible assets, net	776,584	825,056
Deferred income tax assets — noncurrent	8,459	12,278
Other assets	2,346	4,072
TOTAL ASSETS	$966,009	$1,082,674

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,504	$13,924
Current portion of long-term debt	15,250	4,250
Income taxes payable	3,216	1,801
Accrued expenses and other current liabilities	66,271	47,595
Total current liabilities	97,241	67,570
Long-term debt	392,996	406,286
Other noncurrent liabilities	140,833	164,630
Deferred income tax liabilities — noncurrent	—	285
Total liabilities	631,070	638,771

Commitments and Contingencies (Note 17)
Stockholders’ equity:
Common stock, par value $0.0001; 400,000,000 shares authorized, 50,692,928 and 49,940,548 shares issued and 50,031,547 and 49,528,214 shares outstanding at December 31, 2016 and December 31, 2015, respectively	5	5
Preferred stock; par value $0.0001, 1 share authorized and outstanding at December 31, 2016 and December 31, 2015	—	—
Treasury stock; par value $0.0001, 661,381 and 412,334 shares at December 31, 2016 and December 31, 2015, respectively	(3,885)	(2,397)
Additional paid-in capital	475,598	472,494
Accumulated deficit	(132,483)	(20,640)
Accumulated other comprehensive loss	(4,296)	(5,559)
Total stockholders' equity	334,939	443,903
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$966,009	$1,082,674

AgroFresh Solutions, Inc.
CONSOLIDATED AND COMBINED STATEMENTS OF (LOSS) INCOME
(In thousands, except share and per share data)

	Successor		Successor		Predecessor
	Three Months Ended December 31, 2016	Three Months Ended December 31, 2015	Year Ended December 31, 2016	August 1, 2015 Through December 31, 2015	January 1, 2015 Through July 31, 2015
Net sales	$51,673	$51,431	$159,669	$111,081	$52,682
Cost of sales (excluding amortization, shown separately below)	11,791	46,033	60,349	91,752	10,630
Gross profit	39,882	5,398	99,320	19,329	42,052
Research and development expenses	3,547	3,310	14,767	5,256	11,599
Selling, general, and administrative expenses	12,418	18,573	61,803	31,317	16,774
Amortization of intangibles	10,449	9,689	40,327	16,504	16,895
Impairment of long lived assets	10,795	—	10,795	—	—
Goodwill impairment	62,373	—	62,373	—	—
Change in fair value of contingent consideration	(48,639)	(23,692)	(53,608)	(23,692)	—
Operating (loss) income	(11,061)	(2,482)	(37,137)	(10,056)	(3,216)
Other (expense) income	(189)	1,438	(173)	(24)	8
Loss on foreign currency exchange	(3,956)	(124)	(3,274)	(387)	—
Interest expense, net	(14,389)	(13,889)	(58,239)	(23,202)	—
(Loss) income before income taxes	(29,595)	(15,057)	(98,823)	(33,669)	(3,208)
(Benefit) provision for income taxes	39,259	(14,641)	13,020	(19,232)	10,849
Net (loss) income	$(68,854)	$(416)	$(111,843)	$(14,437)	$(14,057)

Loss per share:
Basic	$(1.40)	$(0.01)	$(2.26)	$(0.29)	$—
Diluted	$(1.40)	$(0.01)	$(2.26)	$(0.29)	$—
Weighted average shares outstanding:
Basic	49,233,468	49,845,934	49,384,838	49,691,206	—
Diluted	49,233,468	49,845,934	49,384,838	49,691,206	—

AgroFresh Solutions, Inc.
CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS
(In thousands)

	Successor		Predecessor
	Year Ended December 31, 2016	August 1, 2015 Through December 31, 2015	January 1, 2015 Through July 31, 2015	Year Ended December 31, 2014
Cash flows from operating activities:
Net (loss) income	$(111,843)	$(14,437)	$(14,057)	$27,857
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	41,310	16,763	17,379	30,393
Provision for bad debts	981	190	—	—
Stock based compensation	3,250	1,124	—	—
Pension expense	265	119	—	—
Amortization of inventory fair value adjustment	30,377	73,054	—	—
Amortization of deferred financing cost	2,275	911	—	—
Transaction costs	—	(4,487)	—	—
Accretion of contingent consideration	30,197	11,862	—	—
Decrease in fair value of contingent consideration	(53,608)	(23,692)	—	—
Deferred income taxes	13,792	(19,886)	(4,218)	(9,739)
Impairment of long-lived assets	10,795	—	—	—
Goodwill impairment	62,373	—	—	—
Loss on sales of property	(22)	—	(12)	—
Other	32	2,556	—	—
Changes in operating assets and liabilities:
Accounts receivable	(4,101)	(42,703)	42,585	(3,420)
Inventories	(764)	2,288	(5,756)	(3,719)
Prepaid expenses and other current assets	(6,262)	(1,159)	—	365
Accounts payable	6,632	13,785	(798)	—
Accrued expenses and other liabilities	2,342	2,492	—	—
Income taxes payable	(281)	—	(36,070)	—
Other assets and liabilities	2,686	—	(4,651)	14,074
Net cash provided by (used in) operating activities	30,426	18,780	(5,598)	55,811
Cash flows from investing activities:
Cash paid for property and equipment	(5,946)	(516)	(676)	(1,300)
Proceeds from sale of property	76	—	63	—
Acquisition of business, net of cash acquired	—	(625,541)	—	—
Restricted cash	—	220,505	—	—
Other investments	(600)	—	—	—
Net cash used in investing activities	(6,470)	(405,552)	(613)	(1,300)
Cash flows from financing activities:
Proceeds from long term debt	—	425,000	—	—
Payment of debt issuance costs	—	(13,120)	—	—
Payment of revolving credit facility fees	—	(1,266)	—	—
Other financing costs	—	(7,776)	—	—
Repayment of long term debt	(4,250)	(2,125)	—	—

Proceeds from private placement	—	50,000	—	—
Borrowings under revolving credit facility	—	500	—	—
Repayments of revolving credit facility	—	(500)	—	—
Insurance premium financing	—	1,294	—	—
Repayment of notes payable	—	(380)	—	—
Repurchase of stock for treasury	(1,488)	(2,397)	—	—
Payment of withholding taxes related to stock-based compensation to employees	(331)	—	—	—
Repurchase of warrants	—	(2,524)	—	—
Cash transfers to/from parent, net	—	—	6,211	(54,511)
Net cash provided by (used in) financing activities	(6,069)	446,706	6,211	(54,511)
Effect of exchange rate changes on cash and cash equivalents	1,660	(2,253)	—	—
Net (decrease) increase in cash and cash equivalents	19,547	57,681	—	—
Cash and cash equivalents, beginning of period	57,765	84	—	—
Cash and cash equivalents, end of period	$77,312	$57,765	$—	$—

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$24,560	$10,411	$—	$—
Income taxes	$2,898	$—	$—	$—
Supplemental schedule of non-cash investing and financing activities:
Accrued purchases of property and equipment	$815	$—	$—	$—
Issuance of common stock as consideration for acquisition of business	$—	$210,000	$—	$—
Acquisition-related contingent consideration	$—	$190,150	$—	$—

GAAP to Non-GAAP Reconciliations

The following table sets forth reconciliations of the non-GAAP financial measures EBITDA and Adjusted EBITDA to the most closely comparable GAAP financial measure, net income (loss). See “Non-GAAP Financial Measures” above for more information.

	Predecessor					Predecessor			Successor				Successor
	Three Months Ended March 31, 2014	Three Months Ended June 30, 2014	Three Months Ended September 30, 2014	Three Months Ended December 31, 2014	Total 2014	Three Months Ended March 31, 2015	Three Months Ended June 30, 2015	One Month Ended July 31, 2015	Two Months Ended September 30, 2015	Three Months Ended September 30, 2015	Three Months Ended December 31, 2015	Total 2015	Three Months Ended March 31, 2016	Three Months Ended June 30, 2016	Three Months Ended September 30, 2016	Three Months Ended December 31, 2016	Total 2016
Net Income (Loss)	$4,864	$(6,841)	$34,978	$36,255	$69,256	$2,480	$(14,009)	$(2,528)	$(14,021)	$(16,549)	$(416)	$(28,494)	$(25,137)	$(25,164)	$7,312	$(68,854)	$(111,843)
Provision for income taxes	—	—	—	—	—	7,096	4,985	(1,232)	(4,591)	(5,823)	(14,641)	(8,383)	(15,289)	(15,626)	4,676	39,259	13,020
Amortization of inventory step-up(1)	—	—	—	—	—	—	—	—	38,702	38,702	34,352	73,054	18,505	11,872	—	—	30,377
Interest expense(2)	—	—	—	—	—	—	—	—	9,313	9,313	13,889	23,202	15,008	14,316	14,526	14,389	58,239
Depreciation and amortization	7,732	7,581	7,485	7,513	30,311	7,522	7,391	2,466	7,969	10,435	11,465	36,813	10,059	10,130	10,269	10,866	41,324
Non-GAAP EBITDA	$12,596	$740	$42,463	$43,768	$99,567	$17,098	$(1,633)	$(1,294)	$37,372	$36,078	$44,649	$96,192	$3,146	$(4,472)	$36,783	$(4,340)	$31,117
Transaction and acquisition related costs(3)	—	—	—	—	—	—	—	—	1,918	1,918	(105)	1,813	—	—	—	—	—
Share-based compensation	144	144	144	125	557	206	129	46	673	719	407	1,461	460	836	563	476	2,335
Share-based compensation related to severance(4)	—	—	—	—	—	—	—	—	—	—	—	—	610	—	739	—	1,349
Stand-alone costs(5)	—	—	—	—	—	—	—	121	3,510	3,631	(2,605)	1,026	144	96	137	71	448
Asset impairment including intangibles(6)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	10,795	10,795
Goodwill impairment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	62,373	62,373
Research & development cost synergies(7)	1,415	1,389	1,594	1,404	5,802	1,622	1,177	450	—	450	—	3,249	—	—	—	—	—
Severance related costs(4)	—	—	—	—	—	—	—	—	—	—	—	—	1,759	—	1,218	142	3,119
Other non-recurring costs(5)	—	—	—	689	689	—	383	—	442	442	9,418	10,243	6,482	3,261	3,529	2,632	15,904
Loss on foreign currency exchange(8)	—	—	—	—	—	—	—	—	264	264	123	387	(830)	1,072	(924)	3,956	3,274
Mark-to-market adjustments, net(9)	—	—	—	—	—	—	—	—	1,450	1,450	(25,142)	(23,692)	(3,100)	(300)	(1,569)	(48,640)	(53,609)
Pro forma deferred revenue(10)	(500)	(500)	(500)	(500)	(2,000)	(500)	(500)	(167)	—	(167)	—	(1,167)	—	—	—	—	—
Franchise and state taxes	—	—	—	—	—	—	—	—	—	—	371	371	319	176	(230)	135	400
Non-GAAP Adjusted EBITDA	$13,655	$1,773	$43,701	$45,486	$104,615	$18,426	$(444)	$(844)	$45,629	$44,785	$27,116	$89,883	$8,990	$669	$40,246	$27,600	$77,505

(1)	The amortization of inventory step-up related to the acquisition of AgroFresh was charged to income based on the pace of inventory usage

(2)	Interest on the term loan, inclusive of accretion for debt discounts, debt issuance costs and contingent consideration

(3)	Costs associated with the Business Combination incurred in the current period

(4)
Severance costs related to our former Chief Executive Officer, Chief Financial Officer, former President and other former personnel, including the net share-based compensation cost due to acceleration of vesting on restricted stock, partly offset by forfeiture of stock options

(5)	Certain administrative, professional fees and other non-recurring fees associated with becoming a stand-alone public company

(6)	Impairment charge on AgroFresh and SmartFresh tradenames and a write-off of equipment

(7)	R&D savings related to two projects (Invinsa and IDC)

(8)	Loss (gain) on foreign currency exchange relates to net losses and gains resulting from the remeasurement of assets and liabilities denominated in foreign currencies

(9)	Non-cash adjustment to the fair value of contingent consideration

(10)	Deferred revenue associated with an agreement not included in the Business Combination